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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into effective as of June 18, 2001, between H.R. Harvey ("Employee") and KIRKLAND'S, INC., a Tennessee corporation with principal offices in Jackson, Tennessee ("Employer").

                                    RECITALS

        1. Employee desires employment with Employer as Senior Vice President of Merchandising, General Merchandise Manager for the Kirkland's retail stores (the "Stores").

        2. The parties have agreed concerning the terms of Employee's employment.

        NOW, THEREFORE, in consideration of the premises and the parties' mutual covenants, it is agreed:

        1. Employment. Employer hereby employs Employee, and Employee accepts employment as Vice President of Merchandising in accordance herewith.

        2. Scope of Duties. Employee shall serve as Senior Vice President of Merchandising, General Merchandise Manager for the Stores. In such role, Employee shall perform those duties as from time to time assigned by the Chief Executive Officer and Board of Directors of Employer. In such capacity, Employee shall report to the Chief Executive Officer.

        3. Term. The term of this Agreement shall commence on the Effective Date hereinafter provided and continue until termination as herein provided.

        4. Compensation. As base compensation for the services rendered hereunder to Employer, Employee shall be paid an annual base salary of $225,000.00, paid twice monthly, in arrears. Employee shall also receive a monthly automobile allowance of $600.00, subject to applicable taxes and deductions.

        In addition, for 2001 and 2002, Employee shall be eligible for an annual bonus of 40% of base salary (prorated for 2001). The bonus criteria shall be determined by Employer, but will generally meet the standards set for other merchandising executives in the company (see Exhibit A attached hereto). Bonus amount may change after 2002, subject to agreement of Employee and Employer.

        Employee shall receive a "signing bonus" in the amount of $20,000.00 payable thirty (30) days after employment commences, which is repayable within thirty (30) days of termination if Employee resigns during the first year of employment.

Employee shall also be eligible for "family coverage", subject to applicable caps on Employer's contribution to the premium as from time to time established by Employer, under any group health insurance policy from time to time in force, having such benefits as from time to time



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provided by Employer in its absolute discretion, together with any life insurance coverage available with such policy (up to such limit as from time to time set by Employer in Employer's absolute discretion). Employee understands and agrees that it is Employee's responsibility to promptly fill out and submit any insurance application(s) necessary for such coverage and that Employer has no control over the assigned effective date of the coverage or the requirement by the insurer for medical "underwriting". Employer shall have no liability resulting from denial of coverage by the insurer. Employee is solely responsible to make valid claims for benefits thereunder. Subject to insurer approval, Employee shall waive the initial two-year, higher co-pay provision generally applicable to new Plan member provided, however, Employer shall reimburse Employee for COBRA costs in the interim period between commencement of employment and the effective date of Employee's coverage.

Employee shall have such other benefits as from time to time provided by Employer in Employer's absolute discretion, including but not limited to (paid) vacation, in an amount from time to time provided to Employer's employees in accordance with existing policies, which shall not accrue in the event of termination. Employee is entitled to two weeks of paid vacation in 2001, and three weeks paid vacation each year thereafter.

        5. Expense Reimbursement.

        (a) Moving Expenses. Employer agrees to pay directly or reimburse Employee for: (1) any and all reasonable moving expenses, as approved in advance by Employer; (2) closing costs on Employee's new home in Jackson, TN, not to exceed $5,000.00; (3) reasonable temporary housing costs (not food/incidentals) for up to ninety (90) days from commencement of employment; (4) such other relocation costs (including one (1) months' lease on existing house in Myrtle Beach, SC) as are pre-approved by Employer in its discretion. Employee hereby agrees to repay such payments/reimbursements to Employer, if Employee voluntarily leaves the employ of Employer at any time during the first year of this agreement.

        (b) Course of Business Expense. Employee shall be reimbursed for those reasonable expenses (as determined by Employer in accordance with then existing policies) necessarily incurred by Employee in the performance of the duties herein as are specifically approved by Employer and as verified by vouchers, receipts, or other evidence of expenditure and business necessity as from time to time required by Employer.

        6. Other Employment; Conduct. Employee agrees to devote all working time and efforts to performance of the duties required hereunder so as to maximize the sales volume and proper operation of the Stores. Employee shall not engage in other employment or become involved in other business ventures requiring Employee's time, absent the prior written consent of the Chief Executive Officer of Employer. Employee shall at all times conduct such duties and his personal affairs in a manner that is satisfactory to Employer and so as to not in any manner injure the reputation of or unfavorably reflect upon the Kirkland's organization or any Store or element thereof or any member thereof or third persons or entities connected therewith.

        7. Termination. Employee understands and agrees that this Agreement is an "at will" employment agreement and may be terminated without "cause" of any type by either party


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upon notice, either written or oral. In the event of termination of employment by either party, Employee shall be entitled only to base salary, expense reimbursement, and insurance coverage (as available) up to and including the last day worked as the entire compensation due and owing to Employee. No further payments or benefits shall accrue to or be paid or owing to Employee. Upon termination of employment, Employee will return all property of Employer to Employer prior to receiving final compensation for wages and expenses.

        8. Confidentiality; Restrictive Covenant. Employee understands and agrees that the information used by Employee in the performance of duties hereunder is proprietary to Employer and the Stores and represents, in the specific areas of inventory procurement and management, marketing and sales, and store operations, highly confidential and valuable information (collectively "Information"), the loss of which would be economically injurious to Employer and the Stores. Accordingly, in consideration of this Agreement, and the vendor/supplier contacts and work experience provided to Employee by reason hereof, Employee agrees not to divulge in any manner, at any time, for any purpose, for any consideration, whether financial or otherwise, to any person or entity, any of the Information. In order to allow Employer to enforce such covenant of confidentiality, Employee agrees, additionally, that for a period of two years after termination hereof, Employee will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, lend money, furnish services to, be compensated in any matter by, or be connected in any way with the management, ownership, or control of any business similar to the type of business conducted by the Employer or as operated by the Stores at the time of termination of this Agreement. Employee understands and acknowledges that the type of business conducted by Employer is national in scope, and Employer's business competition is typically national or regional chain retail operations specializing in or having a substantial inventory mix involving "gifts, decorative accessories, and home furnishings" and related items. The foregoing restriction shall not apply to department stores or to a vendor who is not engaged in operation of retail stores.

During the term of this agreement and for a period of three (3) years following the termination, for whatever reason, of employment, Employee agrees not to enter into or engage in any discussion or negotiation, or assist in such actions to encourage present employees of Employer to disassociate their employment relationship with Employer and induce such present employees to go into the employment of an entity engaged in any competing retail business.

Employee understands and agrees that, to enforce the covenants of this paragraph, injunctive relief, in addition to the other remedies available at law or in equity, is necessary since the monetary damage to Employer and the Stores may be difficult or impossible to determine.

        9. Waiver of Breach. Any waiver by Employer of a breach of any provision hereof shall not operate as or constitute a waiver of any of the terms hereof with regard to any subsequent breach.

        10. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except by Employer to a business entity which is a successor to Employer by merger, stock exchange, consolidation, or other reorganization, or to an entity which results from a purchase or sale or other transfer or transaction involving third parties, or except to an entity


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owned or controlled by the principals of Employer. This Agreement (and all rights and benefits hereunder) is for Employee's personal services and is, therefore, not assignable by Employee.

        11. Entire Agreement; Modification. This Agreement is the entire agreement of the parties with regard to Employee's employment and all other agreements and understandings, whether written or oral, if prior hereto, are merged herein so that the provisions of any prior agreement(s) are void and of no further force and effect. This Agreement may not be modified except by a writing signed by both parties.

        12. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Tennessee, even if Employee executed this Agreement outside Tennessee or Madison County, Tennessee, and Employee's services are to be rendered without Tennessee. All legal disputes between the parties shall have a venue in the courts of Madison County, Tennessee.

        13. Notices. All notices required to be sent to Employer shall be in writing and effective upon mailing, postage prepaid, by certified mail, return receipt requested, to the addresses indicated herein, or as from time to time modified by notice:

            Kirkland's, Inc.
            ATTN:  General Counsel
            805 North Parkway
            Jackson, TN  38305

        14. Provisions Severable. Any provision hereof adjudged void or voidable by a court of competent jurisdiction shall be deemed severable such that the remaining provisions are in full force and effect.

        15. Parties Bound. This Agreement shall bind the parties' respective heirs, legal representatives, successors and assigns.

        16. Effective Date. The Effective Date hereof for all purposes shall be June 18, 2001.

         EXECUTED by the parties as provided below.

EMPLOYEE:                                   EMPLOYER:
                                            KIRKLAND'S, INC.

/s/ H.R. Harvey                             By /s/ Robert E. Alderson
------------------                             ----------------------
H.R. Harvey                                    (Title) President and CEO





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                                **EXAMPLE ONLY**
                                    EXHIBIT A
                         PROPOSED ANNUAL BONUS CRITERIA

I.       INTRODUCTION

         The annual bonus opportunity is intended to reward each management participant for his or her contributions to the success of Kirkland's. Criteria shall be set by March 31 of each calendar year, and shall include potential rewards both for corporate and individual performance. Final bonus payments shall be determined and paid no later than March 31 of the following year.

II.      MAXIMUM BONUS OPPORTUNITY

         Maximum bonus opportunity for calendar 2001 is $_______.


III.     BONUS CRITERIA

         A.       50% - CORPORATE PERFORMANCE

         Participant is eligible for this portion of the bonus based on the Company's achievement of its budgeted EBITDA, before management bonus expense, as approved by the Company's Board of Directors. EBITDA is defined as consolidated earnings before interest, taxes, depreciation and amortization as determined in the Company's audited financial statements. The EBITDA target for 2001 is $22M.

         Bonus will be awarded based on the following table:

                  Actual EBITDA                      % of Bonus
                  As % of Budget                     Earned
                  --------------                     ------
                  95% or higher                      100%
                  92.5% - 94.9%                       50%
                  90% - 92.4%                         25%
                  Below 90%                            0%

         B.       25% - INDIVIDUAL GOALS

         Participant is eligible for this portion based on achievement of the following goals:

         Criteria (to be determined)                                 Bonus
         ---------------------------                                 -----
         1.  Comparable store sales increase of __% or more
         2.  Total Company sales of $_____ million or more
         3.  Total Company gross margin of ___% or more
         4.  . . . . . . . . . . . . . . . . . . . . . . . .
         5.  . . . . . . . . . . . . . . . . . . . . . . . .


         C.       25% - DISCRETIONARY

         Participant is eligible for this portion of the bonus at the discretion of the Company's Chief Executive Officer. Criteria for this discretionary bonus include team leadership, development of merchandising personnel, store visits, teamwork with executive officers on special projects, and other factors.



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